Exhibit 99.1

NEWS RELEASE

GP STRATEGIES REPORTS FIRST QUARTER 2009 NET INCOME

Elkridge, MD. May 7, 2009. GP Strategies Corporation (NYSE: GPX), a global provider of training, e-Learning solutions, management consulting, engineering and technical services through its principal operating subsidiary General Physics Corporation, today reported financial results for the quarter ended March 31, 2009.

“The Company earned $0.09 per share for the quarter ended March 31, 2009,” stated Scott N. Greenberg, CEO of GP Strategies, “despite the challenging economic climate. Although revenue for the quarter was down, we remained profitable and our Energy segment even saw a revenue increase.   Consistent with our cost reduction strategy, there were certain non-recurring and unusual items impacting the first quarter results, including approximately $275,000 of severance expense.  We also incurred $290,000 of increased business development and related expenses for our growing Energy segment. Our operating results clearly demonstrate that our proactive cost cutting initiatives were effective in maintaining profitability on reduced revenue. We will continue to focus on our cost management strategy while we invest in growth areas so that we maintain profitability during the recession and are well positioned for future growth when the economy recovers.”

First Quarter 2009 Results

Revenue was $53.6 million for the first quarter of 2009 compared to $66.9 million for the first quarter of 2008. The $13.3 million, or 20%, decrease in revenue during the first quarter of 2009 is due to the following drivers by business segment:

•                  Manufacturing & BPO revenue decreased $7.2 million, or 25%, to $21.9 million for the first quarter of 2009 from $29.1 million for the first quarter of 2008. The decrease in revenue is primarily attributable to a decline in BPO services due to a slowdown in spending by customers in certain end markets, a decrease in recognized U.S. dollar revenue resulting from the unfavorable effect of changes in foreign currency exchange rates and other reductions in training services for certain customers in the manufacturing sector.

•                  Process & Government revenue decreased $1.9 million, or 12%, to $13.1 million for the first quarter of 2009 from $14.9 million for the first quarter of 2008. The net decrease in revenue is primarily due to a reduction in the scope of services provided to a petrochemical industry client during 2009 compared to 2008, and decreases in revenue related to certain homeland security/first responder training contracts and chemical demilitarization training services. These decreases were partially offset by increases in revenue from new projects for the design and construction of liquefied natural gas (LNG) facilities.

•                  Energy revenue increased $1.2 million, or 27%, to $5.7 million for the first quarter of 2009 from $4.5 million for the first quarter of 2008. The increase in revenue is partially due to an acquisition in March 2008 which contributed a full quarter of revenue in 2009, as well as new workforce development training contracts with power generation customers and increased web-based training course sales.

•                  Sandy Training & Marketing revenue decreased $5.5 million, or 30%, to $12.8 million for the first quarter of 2009 from $18.4 million for the first quarter of 2008. Overall, the revenue decrease in this segment is attributable to reduced spending by automotive customers. The revenue decline was comprised of reductions in product sales trainer programs due to fewer trainers required and a reduction of in-dealership training programs, a decrease related to new vehicle launch programs and related training services provided in 2008 which did not recur in 2009, a decrease in the volume of publications shipped during the first quarter of 2009 compared to 2008, and a decrease in glovebox portfolio sales due to decreased vehicle production volumes.

During the first quarter of 2009, operating income decreased $2.5 million, or 50%, to $2.5 million from $5.0 million for the first quarter of 2008. The decrease in operating income is primarily attributable to a decrease in gross profit of $2.8 million, or 27%, largely due to the revenue decreases described above, as well as SG&A expenses not decreasing in the same proportion as the revenue decline. In addition, the Company incurred approximately $275,000 of severance expense and $290,000 of increased business development and related expenses related to the Energy segment’s operations during the first quarter of 2009.

Income before income tax expense was $2.6 million for the first quarter of 2009 compared to $4.9 million for the first quarter of 2008. Net income was $1.5 million, or $0.09 per diluted share, for the first quarter of 2009 compared to $2.8 million, or $0.17 per diluted share, for the first quarter of 2008.

Share Repurchase Program

During the quarter ended March 31, 2009, we repurchased a total of 296,320 shares of our common stock in the open market for approximately $0.9 million in cash. As of March 31, 2009, there was approximately $3.7 million remaining to be used for future share repurchases under the previously announced buyback program.

Investor Call

The Company has scheduled an investor conference call for 10:00 a.m. ET on May 7, 2009. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 888-633-3324 or 973-935-8549, using conference ID number 97517301. A telephone replay of the call will also be available beginning at 11:00 a.m. on May 7th, until 11:59 p.m. on May 21st. To listen to the replay, dial 800-642-1687 or 706-645-9291, using conference ID number 97517301.

Presentation of Non-GAAP Information

This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization). The Company believes this non-GAAP financial measure is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

About GP Strategies Corporation

GP Strategies, whose principal operating subsidiary is General Physics Corporation (GP), is a NYSE-listed company (GPX). GP is a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services. GP’s solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpworldwide.com.

Forward-Looking Statements

We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended
	March 31,
	2009	2008

Revenue	$53,591	$66,919
Cost of revenue (1)	46,102	56,642
Gross profit	7,489	10,277
Selling, general and administrative expenses (1)	5,031	5,323
Operating income	2,458	4,954
Interest expense	55	237
Other income	151	151
Income before income tax expense	2,554	4,868
Income tax expense	1,095	2,019
Net income	$1,459	$2,849

Other data:
EBITDA (2)	$3,416	$5,971

Basic weighted average shares outstanding	16,056	16,722
Diluted weighted average shares outstanding	16,074	16,920

Per common share data:
Basic earnings per share	$0.09	$0.17
Diluted earnings per share	$0.09	$0.17

(1)          Effective January 1, 2009, the Company changed the classification of certain information technology (IT) infrastructure costs on the consolidated statement of operations from cost of revenue to selling, general and administrative expenses.  The statement of operations for the three months ended March 31, 2008 has been reclassified to conform with the presentation for 2009. The reclassification resulted in a decrease of $520,000 in cost of revenue and a corresponding increase in selling, general and administrative expenses for the three months ended March 31, 2008.

(2)          The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

Non-GAAP Reconciliation – EBITDA

(Dollars in thousands)

(Unaudited)

	Three months ended
	March 31,
	2009	2008

Net income	$1,459	$2,849
Interest expense	55	237
Income tax expense	1,095	2,019
Depreciation and amortization	807	866
EBITDA (3)	$3,416	$5,971

(3)          Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization to net income. EBITDA should not be considered as substitutes either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2009	2008
	(Unaudited)
Current assets:
Cash and cash equivalents	$4,952	$3,961
Accounts and other receivables	39,337	42,471
Inventories, net	482	537
Costs and estimated earnings in excess of billings on uncompleted contracts	8,302	8,036
Prepaid expenses and other current assets	7,998	7,277
Total current assets	61,071	62,282
Property, plant and equipment, net	2,909	2,970
Goodwill and other intangibles, net	66,935	67,013
Other assets	3,409	3,575
Total assets	$134,324	$135,840

Current liabilities:
Short-term borrowings	$—	$3,234
Accounts payable and accrued expenses	24,677	25,977
Billings in excess of costs and estimated earnings on uncompleted contracts	12,429	10,222
Total current liabilities	37,106	39,433
Other noncurrent liabilities	3,672	3,601
Total liabilities	40,778	43,034
Total stockholders’ equity	93,546	92,806
Total liabilities and stockholders’ equity	$134,324	$135,840

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CONTACTS:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
410-379-3640	410-379-3636	(410) 379-3725